Enercorp, Inc.
          7001 Orchard Lake Road Suite 424 West Bloomfield, MI 48322
                     (248) 851-5651 (248) 851-9080 (Fax)



February 15, 1999


Dear Shareholder:

On January 29, 1999, Enercorp held its Annual Meeting at the company's headquarters in West Bloomfield, Michigan. At the meeting, there were five proposals, including one with three separate sub-proposals, on which shareholders were to vote.

At the meeting,  shareholders  elected management's slate of directors (Proposal
1), approved a proposal to limit the monetary liability of the company's directors (Proposal 4a), and ratified the company's independent auditors (Proposal 5).

A vote was not taken on Proposals 4b and c (quorum and voting requirement changes), and on Proposal 2 (sale of stock at less than Net Asset Value) and Proposal 3 (withdrawal of the BDC election). The meeting was adjourned on these four matters until February 25, 1999. Only 44% of the eligible shares were present on these open items, but of those present, more than 95% indicated they intend to vote in favor of these proposals. This is why I am writing to you today.

You are one of  Enercorp's  largest  shareholders  who did not vote your shares.
While I would encourage you to vote in favor of all the proposals on the enclosed proxy ballot, the most important thing is that you vote your shares.

All proposals are fully described in the company's Proxy Statement dated December 23, 1998, but let me take a minute to summarize Proposals 2 and 3:

      Proposal #2 authorizes the company to sell shares of its stock at prices below the current Net Asset Value (NAV). The company's stock price has historically been below its NAV, making it nearly impossible to raise additional capital to fund Enercorp's growth. Generally, stock sold in private or public offerings is priced based on market prices, rather than NAV, but this is not currently the case with Enercorp.

      Presently, the company depends primarily on its bank loan for working capital, but we do not anticipate being able to obtain substantial increases in our credit line in the future. The money raised from the stock sale would be used to repay bank indebtedness and provide working capital, either to purchase additional portfolio securities or to buy a controlling interest in an operating company.

      For these reasons, the Board believes it would be in the best interest of the company and its shareholders to raise additional equity capital by selling Enercorp's stock at prices that may be less than NAV.

      Proposal #3 authorizes the company to change the nature of its business and withdraw its election as a Business Development Company. Over the years that the company has operated as a BDC, the business, regulatory and financial climates have gradually shifted, making operations as a BDC more challenging and difficult.

      The most important reason for changing to an operating company format is to avoid the many restrictions placed on BDCs. Generally, BDCs do not generate cash flow from operations, as operating companies do, because a BDC's business is to invest in and own securities. With the limitations for capital raising and cash generation, it is difficult for BDCs to have sufficient cash flow and capital to compete in the marketplace.

      Many of these constraints on Enercorp's growth would be removed if an operating company format were selected. We may also be able to have the company valued more like traditional operating companies, as opposed to the discount to NAV at which the company's stock is currently priced. For these reasons, the company is considering this change in business form and is asking for shareholder approval to do so.

I hope you will agree that there is good reason to vote in favor of all these proposals, including Proposals 2 and 3, as 95% of the shares present in person or by proxy at the meeting indicated their intent to approve.

Whether or not you agree to vote in favor of these proposals, please take a minute to vote your shares so your voice is heard. Just complete the following three steps:

      1. On the enclosed Proxy Card, vote your preference on all proposals shown, by placing an "X" in the appropriate box in front of your selections. Please vote on all proposals.
      2.  Sign and date the Proxy Card at the bottom.
      3.  Mail in the proxy card using the envelope that is provided.

Thank you for your consideration and immediate attention on this important matter. If you have any questions, you can reach me at 248-851-5651.

Sincerely,

s/Robert R. Hebard

Robert R. (Rick) Hebard
Chairman and President